Exhibit 5.1

FIRM and AFFILIATE OFFICES

www.duanemorris.com	NEW YORK LONDON SINGAPORE LOS ANGELES CHICAGO HOUSTON
HANOI
PHILADELPHIA
SAN DIEGO
SAN FRANCISCO
BALTIMORE
BOSTON
WASHINGTON, DC
LAS VEGAS
ATLANTA
MIAMI
PITTSBURGH
NEWARK
BOCA RATON
WILMINGTON
CHERRY HILL
PRINCETON
LAKE TAHOE
HO CHI MINH CITY
May 1, 2009
Diamond Offshore Drilling, Inc.
15415 Katy Freeway, Suite 100
Houston, Texas 77094
Ladies and Gentlemen:
     We have acted as counsel to Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (Registration No. 333-157865) (the “Registration Statement”), relating to the offer and sale by the Company of various securities from time to time pursuant to Rule 415 under the Securities Act, and with respect to the issuance of $500,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due May 1, 2019 (the “Notes”). The Notes are to be issued pursuant to that certain Indenture, dated as of February 4, 1997 (the “Base Indenture”), between the Company and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor under the Base Indenture to The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented and amended by the Sixth Supplemental Indenture, to be dated as of May 4, 2009, between the Company and the Trustee (the “Supplemental Indenture” and, as so supplemented and amended, the “Indenture”). Such $500,000,000 aggregate principal amount of the Notes are being offered and sold by the Company pursuant to the prospectus dated March 11, 2009 contained in the Registration Statement, as supplemented by the prospectus supplement dated April 29, 2009 filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act on May 1, 2009 (as so supplemented, the “Prospectus”), and pursuant to the Underwriting Agreement, dated April 29, 2009 (the “Underwriting Agreement”), among J.P. Morgan Securities Inc. and Goldman, Sachs & Co., as representatives of the several underwriters identified therein, and the Company.
     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Base Indenture, the form of Supplemental Indenture, the form of Note set forth in the Indenture, the Underwriting Agreement and such corporate records, agreements, documents and other instruments, and such certificates or

Duane Morris llp

3200 SOUTHWEST FREEWAY, SUITE 350 HOUSTON, TX 77027-7534	PHONE: 713.402.3900 FAX: 713.402.3901

Diamond Offshore Drilling, Inc.
May 1, 2009

comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
     In such examination, we have assumed all information contained in all documents reviewed by us is true and correct, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of public officials, officers and representatives of the Company and upon the representations and warranties of the Company contained in the Underwriting Agreement. We have also assumed that the Supplemental Indenture and the Notes will be executed and delivered substantially in the form examined by us.
     In rendering this opinion, we have assumed that the Trustee is qualified to act as trustee under the Indenture and that at the time of execution, authentication, issuance and delivery of the Notes, the Indenture will be the valid and legally binding obligation of the Trustee. We have also assumed that (i) at the time of execution, authentication, issuance and delivery of the Notes, the Indenture will have been duly executed and delivered by the Company, (ii) the Notes will have been issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus and (iii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto other than the Company.
     Based on the foregoing, and subject to the qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized by all necessary corporate action on the part of the Company and, when duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture as contemplated by the Prospectus, and upon payment of the consideration therefor provided for in the Underwriting Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We express no opinion regarding any federal or state securities laws or regulations.
     We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration

Diamond Offshore Drilling, Inc.
May 1, 2009

Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
Duane Morris LLP

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